SCHEDULE 14A INFORMATION
(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934

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ILLUMINA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ILLUMINA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 20, 2004

To the Stockholders of Illumina, Inc.:

      NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Illumina, Inc., a Delaware corporation, will be held on Thursday, May 20, 2004 at 10:00 a.m. Pacific Daylight Savings Time at 9885 Towne Centre Drive, San Diego, California 92121, for the following purposes, as more fully described in the proxy statement accompanying this notice:

1. To elect two directors to serve for a three-year term ending in the year 2007 or until their respective successors are duly elected and qualified;

2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending January 2, 2005; and

3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      Only stockholders of record at the close of business on March 26, 2004, are entitled to notice of and to vote at the annual meeting. Our stock transfer books will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at our executive offices.

      All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the annual meeting. If you attend the annual meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted.

Sincerely,

JAY T. FLATLEY
President and Chief Executive Officer

San Diego, California

April 20, 2004

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
PROPOSAL ONE: ELECTION OF DIRECTORS
PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS
OTHER MATTERS
OWNERSHIP OF SECURITIES
EXECUTIVE COMPENSATION AND OTHER INFORMATION
CERTAIN TRANSACTIONS
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT
STOCKHOLDER PROPOSALS FOR OUR 2005 ANNUAL MEETING
ANNUAL REPORT
FORM 10-K

ILLUMINA, INC.

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 20, 2004

General

      The enclosed proxy is solicited on behalf of the board of directors of Illumina, Inc., a Delaware corporation, for use at its annual meeting of stockholders to be held on Thursday, May 20, 2004. The annual meeting will be held at 10 a.m. Pacific Daylight Saving Time at 9885 Towne Centre Drive, San Diego, California 92121. These proxy solicitation materials were mailed on or about April 20, 2004, to all stockholders entitled to vote at the annual meeting.

Voting

      The specific proposals to be considered and acted upon at the annual meeting are summarized in the accompanying notice and are described in more detail in this proxy statement. On March 26, 2004, the record date for determination of stockholders entitled to notice of and to vote at the annual meeting, 33,170,663 shares of our common stock, par value $0.01, were issued and outstanding. No shares of our preferred stock were outstanding. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on March 26, 2004. Stockholders may not cumulate votes in the election of directors.

      If your shares are held in your name, you must return your proxy or attend the annual meeting in person in order to vote on the proposals. Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, brokers may vote such shares on behalf of their clients with respect to “routine” matters (such as the election of directors or the ratification of auditors), but not with respect to non-routine matters (such as a proposal submitted by a stockholder). If the proposals to be acted upon at any meeting include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that vote FOR the routine matters, but expressly states that the broker is not voting on non-routine matters. This is called a “broker non-vote.” If your shares are held in street name and you do not vote your proxy, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted.

      All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted toward the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved. We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures that your shares will be voted at the meeting.

      Shares are counted as present at the meeting if the stockholder either is present and votes in person at the meeting or has properly submitted a proxy card. A majority of our outstanding shares as of the record date must be present at the meeting (either in person or by proxy) in order to hold the annual meeting and conduct business. This is called a “quorum.” Assuming a quorum is present, the two nominees receiving the highest number of votes will be elected as directors. The ratification of the independent auditors will require the affirmative vote of a majority of shares present in person or represented by proxy at the meeting. We will announce preliminary voting results at the meeting and will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2004, which will be filed with the Securities and Exchange Commission.

Voting Electronically via the Internet or by Telephone

      If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders who receive a paper copy of this proxy statement the opportunity to vote via Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your proxy card will provide instructions. If your proxy card does not reference Internet or telephone information, please complete and return the proxy card in the self-addressed, postage paid envelope provided.

Proxies

      If the enclosed form of proxy is properly signed, dated and returned, the shares represented will be voted at the annual meeting in accordance with the instructions specified on the proxy.

      If the proxy does not specify how the shares are to be voted:

•	the proxy will be voted FOR the election of the directors nominated by the board of directors (unless the authority to vote for the election of nominee directors is withheld); and

•	the proxy will be voted FOR the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending January 2, 2005 (unless contrary instructions are given).

      You may revoke or change your proxy at any time before the annual meeting by filing with the Secretary of the Company at our principal executive offices at 9885 Towne Centre Drive, San Diego, California 92121, a notice of revocation or another signed proxy with a later date. In addition, if you attend the annual meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted.

      We do not know of other matters to be presented for consideration at the annual meeting. However, if any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the board of directors may recommend. Your execution of the enclosed proxy grants discretionary authority to the board of directors with respect to such other matters.

Solicitation

      We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to our stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. We have retained EquiServe Shareholder Services and InvestorCom, Inc. to aid in the solicitation of proxies, including soliciting proxies from brokerage firms, banks, nominees, custodians and fiduciaries. The fees for these services will total approximately $2,500 plus out-of-pocket costs and expenses.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS

General

      Our certificate of incorporation and bylaws provide for a classified board of directors consisting of three classes of directors with staggered three-year terms. The board currently consists of seven persons, with two classes consisting of two directors each and the third class consisting of three directors. Robert T. Nelsen has informed the board that he will not serve on the board after the annual meeting. As a result, his term will expire as of the annual meeting, and the board will consist of six persons following the annual meeting. The class whose term of office expires at the annual meeting currently consists of two directors. The directors elected to this class will serve for a term of three years, expiring at the 2007 annual meeting of stockholders or until their respective successors have been duly elected and qualified. Each of the nominees listed below, R. Scott Greer and David R. Walt, Ph.D. are currently serving on the board. The nominees have agreed to serve if elected, and management has no reason to believe that such nominees will be unable to serve. The proposal to elect the two nominees to the board requires the affirmative vote of the holders of a plurality of shares entitled to vote that are present or represented at the annual meeting and entitled to vote on such proposal. In the event the nominees are unable or decline to serve as directors at the time of the annual meeting, the proxies will be voted for any nominees who may be designated by the present board of directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Recommendation of the board of directors

      The board of directors recommends that the stockholders vote FOR the election of the nominees listed below.

Nominees for Term Ending Upon the 2007 Annual Meeting of Stockholders

      R. Scott Greer, 45, has been a director since May 2001. Mr. Greer has served as Chairman of the Board of Abgenix, Inc. since May 2000, as a director since June 1996 and as its Chief Executive Officer from June 1996 to May 2002. From June 1996 until December 2000, he served as its President. He also serves as a director of CV Therapeutics, Inc. and Sirna Therapeutics, Inc. From July 1994 to July 1996, Mr. Greer was Senior Vice President of Corporate Development at Cell Genesys, Inc. From April 1991 to July 1994, Mr. Greer was Vice President of Corporate Development and from April 1991 to September 1993 Mr. Greer was Chief Financial Officer of Cell Genesys. From 1986 to 1991, Mr. Greer held various positions at Genetics Institute, Inc., a biotechnology company, including Director, Corporate Development. Mr. Greer received a B.A. in Economics from Whitman College and an M.B.A. from Harvard University and was a certified public accountant.

      David R. Walt, Ph.D., 51, one of our founders, has been a director and Chairman of our Scientific Advisory Board since June 1998. Dr. Walt has been the Robinson Professor of Chemistry at Tufts University since September 1995. Dr. Walt has published over 100 papers and holds over 20 patents. Dr. Walt holds a B.S. in Chemistry from the University of Michigan and received his Ph.D. in Organic Chemistry and Pharmacology from the State University of New York at Stony Brook.

Continuing Directors for Term Ending Upon the 2005 Annual Meeting of Stockholders

      Daniel M. Bradbury, 42, has been a director since January 2004. Since June 2003, Mr. Bradbury has served as Chief Operating Officer of Amylin Pharmaceuticals, a biopharmaceutical company. He served in various other positions with that company from 1994 to 2003. From 1984 to 1994, Mr. Bradbury held a number of positions at SmithKline Beecham Pharmaceuticals. Mr. Bradbury is a director of Peninsula Pharmaceuticals. Mr. Bradbury holds a B.Pharm. (Hons.) from Nottingham

University and a Diploma in Management Studies from Harrow and Ealing Colleges of Higher Education and is a member of the Royal Pharmaceutical Society of Great Britain.

      John R. Stuelpnagel, D.V.M., 46, one of our founders, is our Sr. Vice President of Operations and has been a director since April 1998. From October 1999 to April 2002, he served as our Vice President of Business Development. From April 1998 to October 1999, he served as our acting President and Chief Executive Officer and was acting Chief Financial Officer through April 2000. While founding Illumina, Dr. Stuelpnagel was an associate with CW Group, a venture capital firm, from June 1997 to September 1998 and with Catalyst Partners, a venture capital firm, from August 1996 to June 1997. Dr. Stuelpnagel received his B.S. in Biochemistry and his Doctorate in Veterinary Medicine from the University of California, Davis and his M.B.A. from the University of California, Los Angeles.

Continuing Directors for Term Ending Upon the 2006 Annual Meeting of Stockholders

      Jay T. Flatley, 51, has served as our President, Chief Executive Officer and a director since October 1999. Prior to joining Illumina, Mr. Flatley was co-founder, President, Chief Executive Officer and a director of Molecular Dynamics, a life sciences company, from May 1994 to September 1999. He served in various other positions with that company from 1987 to 1994. From 1985 to 1987, Mr. Flatley was Vice President of Engineering and Vice President of Strategic Planning at Plexus Computers, a UNIX computer company. Mr. Flatley holds a B.A. in Economics from Claremont McKenna College and a B.S. and M.S. in Industrial Engineering from Stanford University.

      William H. Rastetter, Ph.D., 56, has been a director since November 1998. Since November 2003, Dr. Rastetter has served as the Executive Chairman of Biogen Idec Inc, a biopharmaceutical company. He served as Chief Executive Officer of IDEC Pharmaceuticals Corporation from December 1986 through November 2003 and as Chairman of the board of directors from May 1996 to November 2003. Additionally, he served as President of IDEC Pharmaceuticals from 1986 through 2002. From 1982 to 1986, Dr. Rastetter served in various positions at Genentech and previously he was an associate professor at the Massachusetts Institute of Technology. Dr. Rastetter holds a S.B. in Chemistry from the Massachusetts Institute of Technology and received his M.A. and Ph.D. in Chemistry from Harvard University.

Director with Term Expiring Upon the 2004 Annual Meeting of Stockholders

      Robert T. Nelsen, 40, has been a director since June 1998. Since July 1994, Mr. Nelsen has served as a senior principal of venture capital funds associated with ARCH Venture Partners, a venture capital firm, including ARCH Venture Fund III, L.P., a stockholder of the Company. From April 1987 to July 1994, Mr. Nelsen was Senior Manager at ARCH Development Corporation, a company affiliated with the University of Chicago, where he was responsible for new company formation. Mr. Nelsen is a director of Adolor. Mr. Nelsen holds a B.S. in Biology and Economics from the University of Puget Sound and an M.B.A. from the University of Chicago.

Board Committees and Meetings

      The board of directors held five meetings during the fiscal year ended December 28, 2003. The board of directors has an audit committee and a compensation committee. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the board of directors and (ii) the total number of meetings held by all committees of the board on which such director served during the 2003 fiscal year.

      The audit committee currently consists of three directors, Mr. Greer, Mr. Nelsen and Dr. Rastetter, each of whom is independent as defined under Rule 4200 of the National Association of Securities Dealers’ listing standards and Rule 10A-3 of the Exchange Act. The Board of Directors has determined that all audit committee members are financially literate under the current listing standards of the National Association of Securities Dealers. The Board also determined that R. Scott Greer qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-

Oxley Act of 2002. Following the annual meeting, it is expected Mr. Bradbury will replace Mr. Nelsen on the audit committee. The audit committee is responsible for approving the services performed by our independent auditors and reviewing our accounting practices and systems of internal accounting controls. The audit committee held eight meetings during 2003. The audit committee is governed by a written charter approved by the board of directors.

      The compensation committee currently consists of Mr. Nelsen and Dr. Rastetter. Following the annual meeting, it is expected Mr. Greer will replace Mr. Nelsen on the compensation committee. The compensation committee is primarily responsible for reviewing and approving our general compensation policies and setting compensation levels for our executive officers. The compensation committee also has the authority to administer our 2000 employee stock purchase plan and our 2000 stock plan. The compensation committee held one meeting during 2003.

Director Compensation

      Each non-employee director receives an annual cash retainer fee of $10,000 per year, which is paid quarterly. Non-employee directors also receive $2,000 for each Board meeting attended and $1,000 for each Board committee meeting attended. We also reimburse our non-employee directors for their expenses incurred in connection with attending board and committee meetings. Several directors have purchased shares of our common stock pursuant to restricted stock purchase agreements, subject to repurchase rights in our favor which lapse over time. David R. Walt, as a member of our Scientific Advisory Board, has received an annual consulting fee of $50,000, which will terminate in April 2004.

      Under our 2000 stock plan, as amended, directors who are not our officers or employees receive:

•	one-time option grants of 20,000 shares vesting annually over four years upon joining the board, which are to be automatically granted on the date of the first board meeting attended, with exercise prices equal to the fair market value of our common stock on the date of grant; and

•	annual option grants of 10,000 shares vesting annually over four years, which are to be automatically granted on the date of each annual stockholder meeting with exercise prices equal to the fair market value of our common stock on the date of grant.

      On the date of the annual meeting, our existing non-employee board members, Mr. Bradbury and Dr. Rastetter and, if re-elected, Mr. Greer and Dr. Walt, will automatically receive option grants of 10,000 shares of our common stock. The exercise price per share under each such option will be equal to the fair market value per share of common stock on the grant date.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS

      The board of directors, upon recommendation of the audit committee, has appointed the firm of Ernst & Young LLP, our independent public auditors during 2003, to serve in the same capacity for the year ending January 2, 2005, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the annual meeting is required to ratify the appointment of Ernst & Young LLP.

      In the event the stockholders fail to ratify the appointment, the board of directors will reconsider its selection. Even if the selection is ratified, the board of directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the board of directors believes that such a change would be in the best interests of Illumina and its stockholders.

      A representative of Ernst & Young LLP is expected to be present at the annual meeting. This representative will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Audit Fees

      The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of our annual financial statements, the quarterly reviews of the financial statements included in our Forms 10-Q and an A-133 audit required by our government grants were $118,000 and $90,113 for fiscal years 2003 and 2002, respectively.

Audit-Related Fees

      The aggregate fees billed by Ernst & Young LLP for audit-related services, such as accounting consultations and review of Form S-3, were $17,720 and $3,500 for fiscal years 2003 and 2002, respectively.

Tax Fees

      The aggregate fees billed by Ernst & Young LLP for professional services rendered for the preparation of our tax returns and tax planning and advice were $25,520 and $20,278 for fiscal years 2003 and 2002, respectively. In 2004 and beyond, all tax related services will be performed by parties other than Ernst & Young.

All Other Fees

      Ernst & Young LLP did not perform any professional services other than as stated under the captions Audit Fees, Audit-Related Fees and Tax Fees for fiscal year 2003 or 2002.

Pre Approval Policies and Procedures

      The audit committee has adopted a policy that requires advance approval of all audit services and permitted non-audit services to be provided by the independent auditor as required by the Exchange Act. The audit committee must approve the permitted service before the independent auditor is engaged to perform it.

Recommendation of the Board of Directors

      The board of directors recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as our independent auditors for the fiscal year ending January 2, 2005.

OTHER MATTERS

      We know of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

OWNERSHIP OF SECURITIES

      The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of January 31, 2004 for:

•	each of our directors;

•	each of the named executive officers listed in the summary compensation table included in this proxy statement;

•	each stockholder known by us to own beneficially more than 5% of our common stock; and

•	all of our directors and executive officers as a group.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to stock options and warrants currently exercisable or exercisable within 60 days from January 31, 2004 are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except as otherwise noted below, the address of each person listed on the table is 9885 Towne Centre Drive, San Diego, CA 92121. Some of the shares of common stock held by our directors, officers and consultants are subject to repurchase rights in our favor. For a description of these repurchase rights, see the footnotes below.

		Beneficial Ownership
	Shares Issuable
	Pursuant to Options	Number of Shares
	Exercisable Within	(including number
	60 days of	shown in first	Percentage
Name and Address	January 31, 2004	column)	of Total(1)

DIRECTORS AND EXECUTIVE OFFICERS
Jay T. Flatley(2)	67,219	1,059,722	3.2
David L. Barker, Ph.D.(3)	22,081	275,256	*
Noemi C. Espinosa(4)	11,561	229,924	*
Timothy M. Kish(5)	12,833	407,397	1.2
John R. Stuelpnagel, D.V.M.(6)	31,248	748,211	2.3
Daniel M. Bradbury	—	—	*
R. Scott Greer	12,500	16,500	*
Robert T. Nelsen(7)	7,500	3,333,193	10.1
William H. Rastetter, Ph.D.(8)	7,500	83,012	*
David R. Walt, Ph.D.(9)	7,500	1,409,838	4.3
All directors and executive officers as a group (15 persons)	619,884	8,180,078	24.4
5% STOCKHOLDERS
ARCH Venture Partners, LLC(10)	—	3,315,298	10.1
8725 West Higgins Road, Suite 290
Chicago, IL 60631
Capital Group International, Inc.(11)	—	3,293,750	10.0
11100 Santa Monica Blvd
Los Angeles, CA 90025
Entities affiliated with CW Group(12)	—	3,005,511	9.1
1041 Third Avenue
New York, NY 10021

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Percentage ownership is based on the 32,900,523 shares of common stock outstanding on January 31, 2004.

(2)	Includes 16,500 shares beneficially owned by Mr. Flatley’s children. As of January 31, 2004, we have the right to repurchase 170,833 of Mr. Flatley’s shares upon termination of Mr. Flatley’s services to the Company, which repurchase right lapses over time.

(3)	Includes 3,300 shares beneficially owned by a trust for which Dr. Barker is the trustee. As of January 31, 2004, we have the right to repurchase 58,334 of Dr. Barker’s shares upon termination of Dr. Barker’s services to the Company, which repurchase right lapses over time.

(4)	As of January 31, 2004, we have the right to repurchase 53,750 of Ms. Espinosa’s shares upon termination of Ms. Espinosa’s services to the Company, which repurchase right lapses over time.

(5)	Includes 6,000 shares beneficially owned by Mr. Kish’s children. As of January 31, 2004, we have the right to repurchase 93,750 of Mr. Kish’s shares upon termination of Mr. Kish’s services to the Company, which repurchase right lapses over time.

(6)	As of January 31, 2004, we have the right to repurchase 60,500 of Dr. Stuelpnagel’s shares upon termination of Dr. Stuelpnagel’s services to the Company, which repurchase right lapses over time.

(7)	Consists of 3,315,298 shares owned by ARCH Venture Fund III, L.P., 10,395 shares owned by Mr. Nelsen and 7,500 shares exercisable within 60 days under options held by Mr. Nelsen. Mr. Nelsen, a director of Illumina, is a managing director of the general partner of ARCH Venture Fund III, L.P. and disclaims beneficial ownership of the shares owned by that fund, except shares attributable to his partnership interests.

(8)	As of January 31, 2004, we have the right to repurchase 1,042 of Dr. Rastetter’s shares upon termination of Dr. Rastetter’s services to the Company, which repurchase right lapses over time.

(9)	Includes 303,980 shares beneficially owned by Dr. Walt’s wife, 60,000 shares owned by OSCI, Inc. and 31,540 shares beneficially owned by Dr. Walt’s children. Dr. Walt is a principal in OSCI, Inc. Dr. Walt disclaims beneficial ownership of the shares held by OSCI, Inc.

(10)	Based solely on information contained in Schedule 13G filed by Arch Venture Partners, LLC on February 11, 2004.

(11)	Based solely on information contained in Schedule 13G filed by Capital Group International, Inc. on February 13, 2004.

(12)	Based solely on information contained in Form 4 filed by CW Ventures III LP on November 12, 2003.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

      The following table provides summary information concerning the compensation earned by our chief executive officer and each of our four other most highly compensated executive officers whose salary and bonus for the 2003 fiscal year was in excess of $100,000, for services rendered in all capacities, to Illumina. No executive officer who would have otherwise been includable in such table on the basis of salary and bonus earned for the 2003 fiscal year has been excluded by reason of his or her termination of employment or change in executive status during that fiscal year. The individuals included in the following table are referred to as named executive officers.

Summary 2003 Compensation Table

						Long Term
						Compensation
						Awards
		Annual Compensation($)
						Securities
				Other Annual		Underlying
Name and Principal Positions	Year	Salary	Bonus(1)	Compensation		Options (#)

Jay T. Flatley	2003	$360,400	$96,107	$22,453	(2)	150,000
President and	2002	340,000	119,000	7,547	(2)	—
Chief Executive Officer	2001	299,519	82,500	—		150,000
David L. Barker	2003	220,000	22,000	—		40,000
Vice President and	2002	210,000	15,750	—		—
Chief Scientific Officer	2001	200,000	10,000	—		75,000
Noemi C. Espinosa	2003	220,000	14,667	4,154	(3)	25,000
Vice President of	2002	210,000	12,600	4,038	(3)	—
Intellectual Property	2001	200,000	10,000	—		25,000
Timothy M. Kish	2003	250,000	33,333	—		50,000
Vice President of Finance and	2002	236,250	17,719	—		—
Chief Financial Officer	2001	225,000	11,250	—		75,000
John R. Stuelpnagel	2003	250,000	33,333	7,231	(3)	75,000
Senior Vice President of	2002	220,000	22,000	3,885	(3)	—
Operations	2001	189,712	9,500	7,673	(3)	75,000

(1)	Bonuses are earned in the year indicated and paid in February of the following year.

(2)	This amount represents an allowance for relocation and housing.

(3)	Payment for flexible time off.

Stock Option Grants

      We grant options to our executive officers under our 2000 stock plan. As of January 31, 2004, options to purchase a total of 5,952,627 shares of our common stock were outstanding under the stock plan and options to purchase 6,299,552 shares of our common stock remained available for future grant.

      The following tables show for the 2003 fiscal year, information regarding options granted to, exercised by, and held at year end by, each of the named executive officers. No stock appreciation rights were granted to the named executive officers during the 2003 fiscal year.

      The exercise price of each option was equal to the closing sales price of our common stock as reported on the Nasdaq Stock Market on the date of grant. The exercise price may be paid in cash or through a cashless exercise procedure involving a same-day sale of the purchased shares. The options vest ratably over a 60-month period, beginning March 2003. Each of the options has a maximum term of 10 years measured from the applicable grant date, subject to earlier termination if the optionee’s service with us ceases. In the event that we are acquired by merger or asset sale, each outstanding option which is not to be assumed by the acquiring entity will become immediately fully vested and exercisable.

      The potential realizable value is calculated based on the 10-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed under the SEC rules and does not represent our prediction of our stock price performance. The potential realizable value at 5% and 10% appreciation are calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. There can be no assurance provided to any named executive officer or other holder of our securities that the actual stock price appreciation over the 10-year term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the named executive officers. On December 26, 2003, the last trading day of our 2003 fiscal year, the closing sales price of our common stock, as reported on the Nasdaq National Market, was $7.01.

      Percentages shown under “Percentage of Total Options Granted in 2003” are based on an aggregate of 1,199,275 options granted to employees of Illumina under our stock option plans during 2003.

					Value at Assumed
					Annual Rates of
					Stock Appreciation
		Individual Grants			for Option Term

	Number of	Percentage of
	Securities	Total Options
	Underlying	Granted to
	Options	Employees in	Exercise Price
Name	Granted	Fiscal Year	($/Share)	Expiration Date	5%($)	10%($)

Jay T. Flatley	150,000	12.51%	$2.77	02/10/2013	261,306	662,200
David L. Barker, Ph.D.	40,000	3.34%	2.77	02/10/2013	69,682	176,587
Noemi C. Espinosa	25,000	2.08%	2.77	02/10/2013	43,551	110,367
Timothy M. Kish	50,000	4.17%	2.77	02/10/2013	87,102	220,733
John R. Stuelpnagel, D.V.M.	75,000	6.25%	2.77	02/10/2013	130,653	331,100

Aggregate Option Exercises in 2003 and Option Values at December 28, 2003

      The following table presents the number and value of securities underlying unexercised options that are held by each of the named executive officers. No options were exercised by any of the named executive officers and no stock appreciation rights were outstanding during the 2003 fiscal year.

      Amounts shown under the column “Value of Unexercised In-the-Money Options at December 28, 2003” are based on the closing price of our common stock of $7.01 on December 26, 2003, the last trading day of our 2003 fiscal year, as reported on the Nasdaq National Market, less the exercise price paid for such shares, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option.

	Number of Securities
	Underlying Unexercised		Value of Unexercised
	Options at		In-The-Money Options at
	December 28, 2003		December 28, 2003

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Jay T. Flatley	51,694	248,406	$133,126	$655,874
David L. Barker, Ph.D.	18,123	96,877	39,950	206,150
Noemi C. Espinosa	9,061	40,939	22,657	108,843
Timothy M. Kish	8,333	116,667	35,332	253,168
John R. Stuelpnagel, D.V.M.	23,540	126,460	64,261	330,239

Employment Contracts, Termination of Employment and Change in Control Arrangements

      We have not entered into employment agreements with any of our named executive officers.

      We have entered into restricted stock purchase agreements with several of our executive officers, including each of our named executive officers, providing that upon the closing of an acquisition of Illumina for cash or publicly traded securities, the lapsing of our repurchase right accelerates as to 50% of each officer’s shares of common stock then subject to our repurchase right and, with respect to the remaining 50%, on the first anniversary of the closing date of the acquisition. If the acquirer terminates the officer’s employment without cause within one year of the closing date, our repurchase right lapses with respect to all shares.

      The compensation committee of the board of directors, as plan administrator of our stock plans, has the authority to provide for accelerated vesting of any outstanding options or waiver of forfeiture restrictions of unvested stock held by our executive officers, for any reason, including upon a change of control.

Compensation Committee Interlocks and Insider Participation

      Our executive compensation program has been administered by the compensation committee of our board of directors. As of December 28, 2003, the compensation committee consisted of Mr. Nelsen and Dr. Rastetter. Neither of these individuals was an employee or an officer of ours.

      None of our current executive officers has ever served as a member of a board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board of directors or compensation committee during the last fiscal year.

      The following reports of the compensation committee and the audit committee, reference to the audit committee members and the stock performance graph should not be considered “soliciting material” and should not be considered “filed” with the Securities and Exchange Commission as part of this proxy statement. Any current or future cross-references to this proxy statement in filings with the Securities and Exchange Commission under either the Securities Act or the Securities Exchange Act will not include the report or graph reproduced below, except to the extent Illumina specifically incorporates it by reference in such filing.

Board Compensation Committee Report on Executive Compensation

      The compensation committee’s responsibility is to administer and review the base salaries, annual incentive compensation and long-term incentives of our executive officers, including our chief executive officer, and to establish the general compensation policies for such individuals. The compensation committee also has the authority to make discretionary option grants to our executive officers under our 2000 stock plan.

      Compensation Philosophy. Our philosophy is to maintain an executive compensation program that allows us to attract, retain and reward executive officers who contribute to our long-term success and to link that compensation to both individual performance and the value created for our stockholders. We have adopted a challenging strategy with an aggressive set of underlying goals and our success will in large part be determined by the quality of personnel we are able to recruit. A competitive compensation program will be a crucial part of recruiting the people required to help us achieve these goals.

      Our compensation program consist of three elements; base salary, incentive bonuses and long-term equity incentives. In general, our goal is to provide a total compensation package that is competitive with the biotechnology and life science instrumentation companies with which we compete for talent.

      Base Salary. The salaries for executive officers for 2003 were generally determined on an individual basis by the compensation committee. Determinations of appropriate base salary levels are made based on level of responsibility, prior experience and breadth of knowledge as well as competitive pay practices in our industry. Initial salary levels are set at the market average when compared to leading companies in our industry, adjusted for size. Subsequent changes to base salary are based on individual performance measured against pre-established objectives and competitive factors at the time.

      Incentive Bonus. The compensation committee in its discretion may award bonuses to executive officers. The intent of the bonus program is to motivate and reward executives for performance as measured against well defined performance goals. The goals are based on both individual milestones that vary with the individual’s position as well as our overall financial performance.

      Long-Term Equity Incentives. Stock options and stock ownership are a key element in our total compensation program as it links the interests of the executive with the long-term interests of the stockholders and emphasizes the creation of stockholder value. Prior to our initial public offering, executives were provided the opportunity to purchase restricted stock at the date of hire and at other times after that date. Subsequent to our initial public offering, we have granted stock options to executives under the 2000 stock plan at both the time of hire and as subsequent awards. Grants are awarded based on a number of factors, including our achievement of specific milestones, the individual’s level of responsibility, the amount and term of stock or options already held by the individual, the individual’s contributions to the achievement of our financial and strategic objectives, and industry practices and norms. The size of option grants to executives is determined by the compensation committee. Options are granted at 100% of the fair market value on the date of grant. Option grants to executives generally vest over periods ranging from five to eight years, with opportunities in some cases for earlier vesting based upon the achievement of specified goals.

      CEO Compensation. The compensation of Jay T. Flatley, our chief executive officer, is established consistent with Illumina’s general compensation philosophy. In setting that salary, the compensation committee considered several factors, including the achievement of company goals during 2003, such as exceeding the 2003 sales goal for SNP genotyping systems and the launch of several new products, as well as the level of leadership and management required to complete development of our technology and commercialize our products. Mr. Flatley’s salary was increased from $340,000 in 2002 to $360,400 in 2003 in recognition of these and other competitive factors. Mr. Flatley also received a $96,107 bonus in 2003 based on the same incentive plan as the other executive officers.

      Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to specified executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance based compensation paid to our executive officers for the 2003 fiscal year did not exceed the $1 million limit per officer. The compensation committee does not anticipate that the non-performance based compensation to be paid to our executive officers for fiscal year 2004 will exceed that limit. Our stock option plans have been structured so that any compensation deemed paid in connection with the exercise of option grants made under those plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. The compensation committee’s present intention is to grant future compensation that does not exceed the limitations of Section 162(m), although the compensation committee reserves the right to award compensation that does not comply with these limits on a case-by-case basis.

      It is the opinion of the compensation committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align our performance and the interests of our stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

      We conclude our report with the acknowledgement that no member of the compensation committee is a current officer or employee of Illumina.

COMPENSATION COMMITTEE

Robert T. Nelsen
William H. Rastetter, Ph.D.

Audit Committee Report

      The audit committee oversees our financial reporting process on behalf of our board of directors. Management has primary responsibility for the financial reporting process including the systems of internal controls. In fulfilling its oversight role, the audit committee monitors and advises the board of directors on the integrity of the Company’s financial statements and disclosures, the independent auditor’s qualifications and independence, the adequacy of the Company’s internal controls, and the Company’s compliance with legal and regulatory requirements. The audit committee has the following responsibilities, among others:

•	reviewing with management and the independent auditor the audited financial statements in the Annual Report and the reviewed financial statements in the quarterly reports, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements;

•	reviewing with management and the independent auditor the earnings press releases as well as other financial information provided to the public;

•	reviewing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements;

•	reviewing with management and the independent auditor the Company’s application of critical accounting policies including consistency from period to period and compatibility with generally accepted accounting principles;

•	reviewing with the independent auditor matters relating to the conduct of the audit, including the overall scope of the audit, any difficulties encountered in the course of the audit work, any restriction on the scope of the audit, and any significant disagreements with management;

•	assessing auditor independence and absence of conflicts of interest;

•	recommending, for shareholder approval, the independent auditor to examine the Company’s accounts, controls and financial statements;

•	pre-approving any audit and permitted non-audit services provided to the Company by its independent auditor;

•	obtaining from the independent auditor a written report on the Company’s internal accounting controls;

•	reviewing with management the Company’s system of internal accounting controls and disclosure controls; and

•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

      The audit committee meets with the independent auditors, with and without our management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

      Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 28, 2003, for filing with the Securities and Exchange Commission.

      The undersigned members of the audit committee have submitted this report to the board of directors:

AUDIT COMMITTEE

R. Scott Greer
Robert T. Nelsen
William H. Rastetter, Ph.D.

Stock Performance Graph

      The graph depicted below shows a comparison of our cumulative total stockholder returns for our common stock, the NASDAQ Composite Index, and the NASDAQ Pharmaceutical Index, from the date of our initial public offering on July 27, 2000 through December 26, 2003. The graph assumes that $100 was invested on July 27, 2000, in our common stock and in each index, and that all dividends were reinvested. No cash dividends have been declared on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

COMPARISON OF TOTAL RETURN AMONG

ILLUMINA, INC.,
THE NASDAQ COMPOSITE INDEX AND
THE NASDAQ PHARMACEUTICAL INDEX

		NASDAQ	NASDAQ
	Illumina, Inc.	Composite Index	Pharmaceutical Index

July 27, 2000	100.00	100.00	100.00
December 29, 2000	100.39	63.84	93.20
December 28, 2001	71.44	51.60	82.08
December 27, 2002	19.50	35.34	51.96
December 26, 2003	43.81	51.73	74.57

CERTAIN TRANSACTIONS

      We entered into a license agreement with Tufts University in 1998 in connection with the license of patents filed by Dr. David Walt, one of our directors. Dr. Walt is the Robinson Professor of Chemistry at Tufts. Under that agreement, we pay royalties to Tufts upon the commercial sale of products based on the licensed technology. It is our understanding that Tufts University pays a portion of the royalties received from us to Dr. Walt, the amount of which is controlled solely by Tufts University. We also provided Tufts University with $100,000 per year in funding for five years ending in July 2003 for research support. All future transactions between us and our officers, directors, principal stockholders and affiliates will be approved by a majority of the independent and disinterested members of our board of directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

      Our bylaws provide that we will indemnify our directors and executive officers and may indemnify other officers, employees and other agents to the fullest extent permitted by the Delaware law. We are also empowered under our bylaws to enter into indemnification contracts with our directors and officers and to purchase insurance on behalf of any person whom we are required or permitted to indemnify. Pursuant to this provision, we have entered into indemnity agreements with each of our directors and officers.

      In addition, our certificate of incorporation provides that to the fullest extent permitted by Delaware law, our directors will not be liable for monetary damages for breach of their fiduciary duty of care to Illumina and its stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of nonmonetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director’s duty of loyalty to Illumina, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of Illumina or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to Illumina or its stockholders when the director was aware or should have been aware of a risk of serious injury to Illumina or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to Illumina or its stockholders, for improper transactions between the director and Illumina and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

      The members of our board of directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act which require them to file reports with respect to their ownership of our common stock and their transactions in such common stock. Based solely upon our review of copies of Section 16(a) reports, which we received from such persons for their transactions during the 2003 fiscal year, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by these individuals, with the following exception, a Form 4 covering the sale of 5,275 shares of the Company’s stock by Noemi Espinosa was filed 15 days late on December 11, 2003.

STOCKHOLDER PROPOSALS FOR OUR 2005 ANNUAL MEETING

      Stockholder proposals that are intended to be presented at our 2005 annual meeting must be received no later than December 21, 2004, in order that they may be included in the proxy statement and form of proxy relating to that meeting, and must meet all other requirements as specified in our bylaws. In addition, the proxy solicited by the board of directors for the 2005 annual meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than March 6, 2005.

ANNUAL REPORT

      A copy of our annual report for the 2003 fiscal year has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

FORM 10-K

      We filed an annual report on Form 10-K with the Securities and Exchange Commission on March 12, 2004. A copy of this report is available without charge through either our website at www.illumina.com or the Security and Exchange Commission’s EDGAR website at www.sec.gov. Stockholders also may obtain a paper copy of this report without charge. Requests should be directed in writing to the Chief Financial Officer of Illumina, at our principal executive offices located at 9885 Towne Centre Drive, San Diego, California 92121, telephone number (858) 202-4500.

THE BOARD OF DIRECTORS OF ILLUMINA, INC.

Dated: April 20, 2004

DETACH HERE

PROXY
ILLUMINA, INC.

9885 TOWNE CENTRE DRIVE
SAN DIEGO, CA 92121

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

     The undersigned hereby appoints Jay T. Flatley, Timothy M. Kish, or either of them, with the power to appoint their substitutes, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Illumina, Inc. (the "Company") held of record by the undersigned on March 26, 2004 at the Annual Meeting of Stockholders to be held on May 20, 2004 and any adjournments thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

     PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

ILLUMINA, INC.

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE

☒	Please mark votes as in this example.

1.	Election of Directors.

	NOMINEES:	(01) R. Scott Greer, (02) David R. Walt

			FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES
☐
For all nominees except as noted above

		FOR	AGAINST	ABSTAIN
2.	Ratify the appointment of Ernst & Young LLP as independent auditors.	☐	☐	☐
In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT				☐

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature	Date:	Signature	Date: